EXHIBIT 10.1

PROMISSORY NOTE DATED MARCH 18, 2008

PROMISSORY NOTE

March 18, 2008

FOR VALUE RECEIVED, PetroHunter Energy Corporation (the “Maker”), hereby promises to pay to the order of the Bruner Family Trust or its assigns (the “Holder”), in lawful money of the United States at the address of Holder set forth below, the principal amount of One Hundred Thousand Dollars (US $100,000.00), together with interest (as hereinafter defined).

This Promissory Note (the “Note”) has been executed by the Maker on the date set forth above (the “Effective Date”).

1.           Interest.  Interest shall accrue on this Note, commencing on the above date, at the Interest Rate, as defined below, and shall be payable when the principal amount is due and payable.

                              1.1          “Interest Rate” shall mean, at the time of determination thereof, a variable rate of interest equal to the rate described as the “London Interbank Offered Rate” for three months in the Money Rates section of the Wall Street Journal, plus three percent.

1.2           Adjustments.  Adjustments to the Interest Rate shall be made on the first day of each calendar quarter based on the Interest Rate in effect on the first business day of such calendar quarter.

1.3           Default Interest Rate. Upon the occurrence of an Event of Default and for so long as such Event of Default continues, interest shall accrue on the outstanding principal amount of this Note at the rate per annum of the lower of 12% or the maximum rate of interest permissible under any applicable law at any time.

2.           Maturity.  The entire balance of principal and accrued interest and other amounts then outstanding on this Note are due and payable five (5) days after the Maker receives the Holder’s written demand for payment; provided, however, that Holder may not make such written demand for payment prior to twelve months from the Effective Date (such date being referred to herein as the “Maturity Date”).  Upon the occurrence of an Event of Default (as hereinafter defined), all unpaid principal and accrued interest on this Note shall immediately become due.

3.           Application of Payments.

3.1           Except as otherwise expressly provided herein, each payment of outstanding principal amount and interest on this Note shall be applied (i) first to the repayment of any sums incurred by the Holder for the payment of any expenses in enforcing the terms of this Note, (ii) then to the payment of interest, and (iii) then to the reduction of the principal.

3.2           Upon payment in full of the principal of, and accrued and unpaid interest on, this Note, this Note shall be marked "Paid in Full" and returned to the Maker.

4.           Prepayment.  This Note may be prepaid in part or in full at any time.

5.           Events of Default.  The occurrence of any of the following events (each an “Event of Default”) shall constitute an Event of Default of the Maker: (i) the Maker defaults in the payment of interest or principal on the Note; (ii) the application for the appointment of a receiver or custodian for the Maker or the property of the Maker; (iii) the entry of an order for relief or the filing of a petition by or against the Maker under the provisions of any bankruptcy or insolvency law; (iv) any assignment for the benefit of creditors by or against the Maker; (v) the Maker becomes insolvent; (vi) the Maker fails or refuses to execute any document or instrument required pursuant to this Note, or violates any provision of such document or instrument.

6.           Miscellaneous.

6.1           Successors and Assigns.  Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

6.2           Titles and Subtitles.  The titles and subtitles of the Sections of this Note are used for convenience only and shall not be considered in construing or interpreting this agreement.

6.3           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to the Holder to:                                                                                     If to the Maker to:

Marc E. Bruner                                                                                           PetroHunter Energy Corporation
Trustee of the Bruner Family Trust                                                          Attn: Mr. David Brody
16878 E. Lake Drive                                                                                  1600 Stout Street, Suite 2000
Centennial, Colorado  80016                                                                    Denver, Colorado  80202
Phone: 303-373-5725                                                                               Phone: 303-572-8900
                                                         Fax: 720-889-8371
and

Cynthia L. Gausvik
Trustee of the Bruner Family Trust
c/o Patton Boggs LLP
8484 Westpark Drive, Ninth Floor
McLean, Virginia  22102
Phone: 703-744-8040
Facsimile: 703-744-8001

Either party hereto may change the above-specified recipient or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

6.4           Governing Law.  The terms of this Note shall be construed in accordance with the laws of the State of Colorado.  Jurisdiction and venue shall be exclusively in a state or federal court located in Denver, Colorado.

6.5           Waiver and Amendment.  Any term of this Note may be amended, waived or modified with the written consent of the Maker and the Holder of this Note.

6.6           Remedies; Attorneys Fees.  No delay or omission by the Holder in exercising any of his rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between the Holder and the Maker or any other person shall be deemed a waiver by the

Holder of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Holder or the exercise of any other right, remedy, power or privilege by the Holder.  The rights and remedies of the Holder described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.  If an Event of Default occurs, the Maker agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and any other costs incurred by the Holder in connection with his pursuit of his remedies under this Note.

IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its name as of the Effective Date.

MAKER:

PETROHUNTER ENERGY CORPORATION

By:   /s/ David E. Brody
David E. Brody, Vice President and
General Counsel